UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

Joshua M. Berman
Kramer Levin Naftalis & Frankel LLP
919 Third Avenue
New York, NY  10022

2. Issuer Name and Ticker or Trading Symbol

Tyco International Ltd. (Tyco)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   10/1998

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (x) Officer (give title below) (X) Other (specify below)

Vice President

7. Individual or Joint/Group Filing (Check Applicable Line)

   (x) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
-----------------------------------------------------------------------------------------------------------------------------------|
                           |      |    | |                  |   |           |                   |      |                           |
                           |      |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|

___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |              |     |       |            |   |            |
                      |        |     |    | |           |   |     |     |              |     |       |            |   |            |
 Stock Option         |        |10/12|    | |           |   |10/1 |10/12|              |     |       |            |   |            |
(right to buy) (1)    |$44.88  | /98 | A  |V|  2,000    |   | /99 | /08 |Common Stock  |2,000|       |            | D |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |              |     |       |            |   |            |
 Stock Option         |        |10/12|    | |           |   |10/12|10/12|              |     |       |            |   |            |
(right to buy)(2)     |$44.88  | /98 |  A |V|  3,714    |   | /98 | /08 | Common Stock |3,714|       |  5,714     | D |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:

1. These Stock Options were granted under the Issuer's Long-Term Incentive Plan on October 12, 1998 and vest and are exercisable one year from the date of grant.
2. These Stock Options were granted under the Issuer's Long-Term Incentive Plan on October 12, 1998 and are fully vested on the date of the grant.


SIGNATURE OF REPORTING PERSON
/s/ Joshua M. Berman
--------------------
Joshua M. Berman

DATE
11/10/98